Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Seaspan Corporation

We consent to the use of our reports (1) dated February 22, 2007, except for note 13(c), which is as of March 13, 2007, with respect to the balance sheets of Seaspan Corporation as of December 31, 2006 and 2005 and the related statements of earnings, shareholders’ equity and cash flows for the year ended December 31, 2006 and for the period from date of incorporation on May 3, 2005 to December 31, 2005, which report appears in the December 31, 2006 annual report on Form 20-F of Seaspan Corporation; (2) dated February 22, 2006 with respect to the predecessor combined balance sheets of the predecessor to Seaspan Corporation as of August 11, 2005 and December 31, 2004 and the related predecessor combined statements of operations and owner’s equity (deficiency) and cash flows for the 223-day period ended August 11, 2005 and for the year ended December 31, 2004, which report appears in the December 31, 2006 annual report on Form 20-F of Seaspan Corporation; and (3) dated February 22, 2007 except for Note 13(c), which is as of March 13, 2007, and Note 3(o), which is as of April 13, 2007, which report appears in the current report on Form 6-K filed on April 17, 2007, all incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/S/ KPMG LLP
Chartered Accountants Vancouver, Canada April 18, 2007